NEWSRELEASE

July 9, 2007

Contacts:

HUNTINGTON BANCSHARES
Media	Analysts
Jeri Grier-Ball (614) 480-5413	Jay Gould (614) 480-4060
Maureen Brown (614) 480-4588	Jack Pargeon (614) 480-3878

HUNTINGTON BANCSHARES INCORPORATED EXPECTS TO REPORT
2007 SECOND QUARTER EARNINGS OF $0.34 PER COMMON SHARE

•	Net negative impact of $0.11 per common share related to higher loan loss provision expense, merger-related costs, and market-related net losses

•	Good growth in commercial loans

•	Decline in consumer loans reflecting mortgage loan sales

•	Strong growth in non-interest bearing demand deposits

•	Strong fee income growth

•	Well-controlled expenses, exclusive of merger-related costs

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that it expects to report 2007 second quarter earnings of $0.34 per common share. This includes:

•	A net negative impact of $0.11 per common share impact reflecting:

•	$60 million pre-tax of provision expense, a $31 million ($0.08 per share) increase from the 2007 first quarter, including $25 million ($0.06 per share) related to three large credits including two East Michigan real estate credits and one Northeast Ohio commercial loan. These credits were downgraded from performing to non-performing status. The commercial developer and residential real estate home builder markets in East Michigan deteriorated during the quarter, reflecting a significant downturn in home sales activity and the inability of homebuilders to sustain sufficient sales activity.

•	$8 million pre-tax ($0.02 per common share) of merger-related expenses. On July 1, 2007, the merger with Sky Financial Group, Inc. was completed. Second quarter results include $8 million pre-tax of merger-related costs, primarily due to consulting and system costs associated with preparing for systems conversions planned for late in the 2007 third quarter, as well as customer integration communication costs.

•	$3 million pre-tax ($0.01 per share) of net market-related losses, reflecting a combination of hedging ineffectiveness for mortgage servicing rights and investment securities impairment, partially offset by gains from debt extinguishment and equity investments.

•	Other second quarter results include:

•	3.27% net interest margin, down from 3.36% in the 2007 first quarter, reflecting reductions due to the impact of the increase in non-accrual loans, seasonal impact on the net interest margin calculation of the number of days in the quarter, a reclassification to other income of fees related to undrawn lines of credit, and slightly higher funding costs.

•	11% annualized linked-quarter growth in average total commercial loans, with particular strength in middle market loans.

•	4% annualized linked-quarter decline in average total consumer loans reflecting good growth in average indirect automobile loans, offset by declines in average residential mortgages and automobile leases. Average total consumer loans were essentially flat on a linked-quarter basis after taking into account the impact of residential mortgage sales at the end of the first quarter.

•	6% annualized linked-quarter growth in average non-interest bearing demand deposit accounts, which contributed to a 5% annualized linked-quarter growth in average total core deposits.

•	Strong linked-quarter growth in key fee income activities including deposit service charges, other service charges, brokerage and insurance, and trust income.

•	Flat expenses on a linked-quarter basis, excluding the impact of merger-related costs and a net market-related item.

Commenting on the quarter, Thomas E. Hoaglin, chairman and chief executive officer said, “These results were below our expectations and resulted primarily from difficult and deteriorating residential real estate markets. The Spring and early-Summer selling season is important for homebuilders, and while we had expected softness, in the case of East Michigan, it turned out to be far worse than planned. We believe it important to address this situation aggressively. Our loan loss reserve ratio will be about 1.15% at June 30, 2007, up from 1.08% at March 31, 2007.”

Huntington expects to report total non-performing assets of about $262 million, a $55 million, or 26%, increase from the end of the prior quarter. The three commercial loan relationships account for $43 million of the net increase. Provision expense in the quarter will exceed net charge-offs by about $26 million, with net charge-offs expected to total $34 million, or 0.52%, of average total loans and leases. The three commercial loan relationships accounted for $12 million, or 0.18%, of charge-offs in the quarter. For the first half of 2007, net charge-offs are expected to represent 0.40% of average total loans and leases.

Commenting on credit quality trends, exclusive of any impact from the Sky Financial acquisition, Hoaglin said, “We expect full-year 2007 net charge-offs will be in the mid- to upper-half of our targeted 0.35%-0.45% range, with commercial net charge-offs remaining under pressure, but consumer portfolio net charge-offs remaining generally stable. We expect moderate increases in our loan loss reserve ratio over the second half of the year.”

Huntington confirmed it will report its second quarter earnings as previously scheduled on Thursday, July 19, 2007, prior to the market opening. A news release and supporting financial data will be available at that time on Huntington’s website at www.huntington-ir.com.

Conference Call / Webcast Information

As previously announced, Huntington’s senior management will host an earnings conference call on July 19, 2007, at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 4010553. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Time) on July 19, 2007 for review during the call.

A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 31, 2007 at 800-642-1687; conference ID 4010553.

2BAbout Huntington

Huntington Bancshares Incorporated is a $50+ billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 141 years of serving the financial needs of its customers. Huntington’s banking subsidiaries, The Huntington National Bank and Sky Bank, provide innovative retail and commercial financial products and services through over 700 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance, offers retail and commercial insurance agency services, through offices in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong. The company is located on the web at www.huntington.com.

Forward-looking Statement

This press release contains forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements speak only as of the date they are made. Huntington assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

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